Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

COMPLETES FARM OUT OF BAKKEN AND DEEP RIGHTS TO VAALCO ENERGY, AND FURTHER CONSOLIDATES OWNERSHIP OF ITS MONTANA FIELDS

Portland, Maine, September 9, 2011 — Following the Letter of Intent signed on July 6, 2011, Magellan Petroleum Corporation (the “Company” or “Magellan”) (NASDAQ: MPET) (ASX: MGN) and Nautilus Poplar LLC (“Nautilus”), a wholly-owned subsidiary of the Company, and VAALCO Energy (USA) Inc. (“VAALCO”) (NYSE: EGY) signed and closed a definitive Lease Purchase and Sale Agreement and Participation Agreement (the “Agreement”) on September 6, 2011.

The Company received $5 million in cash upon closing of the Agreement. VAALCO also agreed to drill three wells, at its sole expense as operator, to the Bakken formation and to formations below the Bakken (the “Deep Intervals”) in its East Poplar Unit and Northwest Poplar fields (the “Poplar Field”), Roosevelt County, Montana Upon completion of three (3) new wells in the Deep Intervals of the Poplar Field, VAALCO will earn a 65% working interest in the Deep Intervals within the Poplar Field. One well will be spud on or before June 1, 2012 and the second and third will be spud on or before December 31, 2012. One well will be drilled horizontally to test the Bakken Formation, one well will be drilled vertically to test the Red River Formation, and a third will be targeted at VAALCO’s discretion.

The Company will retain a 35% working interest in the Deep Intervals and will continue to hold its current interest in all formations above the Bakken formation, including the currently producing Charles and Tyler formations where all Poplar proved and probable reserves are located.

In addition, on September 2, 2011, the Company signed and closed a Purchase and Sale Agreement with the owners of Nautilus Technical Group LLC, (“Nautilus Technical”), and Eastern Rider LLC, (“Eastern Rider”), (collectively the “Sellers”), resulting in the Company owning 100% of Nautilus Poplar and, directly or indirectly through Nautilus, a 100% working interest in the Poplar Field, aside from certain working interest owners in the Northwest Poplar fields.

The Company paid $4 million in cash to the Sellers at closing and will issue approximately $1.7 million worth of new shares of the Company’s common stock to acquire the Seller’s estimated combined direct and indirect 14.3% interest in the Poplar Field. The Company also intends to simplify its ownership structure of the Poplar Field in the near future.

William Hastings, President and CEO commented, “Having VAALCO as our deeper horizons development partner in Montana is a positive and significant step forward. VAALCO is a well respected, financially sound, and experienced oil company both overseas and domestically. This new Agreement will enable us to continue with Magellan’s own recompletion and development plans in the Charles and evaluation work in shallower formations in the Poplar Field, while concurrently having deeper horizons tested in a cost efficient and timely manner.”

About Magellan

Magellan is a US-based energy company principally engaged in the acquisition, exploration, development and production of overlooked crude oil and “stranded” natural gas reserves. Magellan’s strategy involves the exploitation of already discovered oil and natural gas properties worldwide into non-traditional, growing markets. The company’s properties and exploration acreage are located primarily in Australia, the United Kingdom, and the United States.

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For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations, (207) 619-8504

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are, the extent of the recoverable reserves in the Deep Intervals, whether the new wells to be drilled by VAALCO will be successful in extracting the recoverable reserves, the ability of Magellan/Nautilus and VAALCO to successfully implement the terms of the VAALCO PSA, the ability of Magellan/Nautilus and VAALCO to monetize the formations and accelerate near-term development and production and the effect of the Company’s planned simplification of its ownership structure in the Poplar Field on the successful development of the field. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.